Exhibit 99.1

Newfold Digital Signs Agreement to Acquire MarkMonitor from Clarivate

Clarivate focusing on enabling corporations and law firms to innovate faster and unlock the true value of IP across patents, trademarks and copyright

MarkMonitor to strengthen Newfold Digital’s enterprise domain management capabilities

London, UK, and Jacksonville, FL, Sept 12, 2022 – Clarivate Plc (NYSE:CLVT), a global leader in providing trusted information and insights to accelerate the pace of innovation, today announced that Newfold Digital (“Newfold”), a leading web and commerce technology provider backed by Clearlake Capital Group, L.P. (together with its affiliates, “Clearlake”) and Siris Capital Group, LLC (together with its affiliates, “Siris”), has signed a definitive agreement to purchase MarkMonitor™, an industry-leading enterprise-level provider of domain management solutions.

Under the terms of the agreement, Clarivate will receive cash proceeds of approximately $302.5 million. The transaction is expected to close in late 2022 subject to the satisfaction of regulatory approvals and other customary closing conditions.

Gordon Samson, Chief Product Officer of Clarivate, said: “Newfold is a natural fit for MarkMonitor. After the deal closes, we believe the integration of these two companies will create a rich product suite and differentiated web presence offering that brings value to businesses of all sizes. We are confident that MarkMonitor will continue to thrive and deliver even greater services to its customers under Newfold. After this transaction is closed, Clarivate will be better placed to focus even more attention and investment on our core portfolio and everything critical to IP lifecycle management.”

The acquisition of MarkMonitor will underscore Newfold Digital’s continued commitment to providing differentiated web presence solutions to customers across the globe. MarkMonitor, an ICANN-accredited registrar and recognized industry leader since 1999, serves the domain management needs of approximately 2,000 clients globally, with a focus on Fortune 500 companies and other large corporate clients. This will make MarkMonitor a natural extension of Newfold’s portfolio of web technology brands, which includes Network Solutions, the world’s first registrar, Web.com, Bluehost, Register.com and Domain.com.

“As web presence needs continue to grow and evolve, domain management and protection is becoming more important. Companies need reliable partners and solutions that deliver results, and MarkMonitor is well-known for its expertise in serving the domain portfolio needs of some of the most sophisticated digital companies in the world, making it a natural fit for our family of web technology brands,” said Sharon Rowlands, CEO of Newfold Digital.

The MarkMonitor team, led by Head of Domain Management Stu Homan, will join Newfold.

“We’re proud that Newfold recognizes the value of MarkMonitor’s top-tier global domain management service,” Homan said. “The combined capabilities of MarkMonitor and Newfold will deliver and improve on the same great services that our clients have enjoyed and relied upon for years.”

“MarkMonitor will bring a rich history of industry experience and innovative solutions, and we are looking forward to welcoming the team to Newfold,” said James Pade, Partner, Clearlake, and Tyler Sipprelle, Managing Director at Siris, each a director of Newfold.

MarkMonitor is currently expected to generate approximately $80 million of revenue and $35 million of EBITDA for the full year 2022.

Sidley Austin is acting as legal adviser and RBC Capital Markets and J.P. Morgan Securities LLC are acting as financial advisors to Newfold, with BNP Paribas Securities Corp., Deutsche Bank, Mizuho and UBS Investment Bank also providing advice. Evercore is acting as financial advisor and Blank Rome LLP is acting as legal advisor to Clarivate.

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About Clarivate

Clarivate™ is a global leader in providing solutions to accelerate the pace of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions in the areas of Academia & Government, Life Sciences & Healthcare, Professional Services and Consumer Goods, Manufacturing & Technology. We help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

About Newfold Digital

Newfold Digital is a leading web and commerce technology company serving nearly 7 million customers globally. Established in 2021 through the combination of leading web services providers Endurance Web Presence and Web.com Group, our portfolio of brands includes: Bluehost, CrazyDomains, HostGator, Network Solutions, Register.com, Web.com and many others. We help customers of all sizes build a digital presence that delivers results. With our extensive product offerings and personalized support, we take pride in collaborating with our customers to serve their online presence needs. Learn more about Newfold Digital at Newfold.com.

About Clearlake

Clearlake Capital Group, L.P. is an investment firm founded in 2006 operating integrated businesses across private equity, credit and other related strategies. With a sector-focused approach, the firm seeks to partner with management teams by providing patient, long-term capital to businesses that can benefit from Clearlake’s operational improvement approach, O.P.S.® The firm's core target sectors are technology, industrials, and consumer. Clearlake currently has over $72 billion of assets under management, and its senior investment principals have led or co-led over 400 investments. The firm is headquartered in Santa Monica, CA with affiliates in Dallas, TX, London, UK and Dublin. More information is available at www.clearlake.com and on Twitter @Clearlake.

About Siris

Siris is a leading private equity firm that invests primarily in mature technology and telecommunications companies with mission-critical products and services, facing industry changes or other significant transitions. Siris' development of proprietary research to identify opportunities and its extensive collaboration with its Executive Partners and Advisors are integral to its approach. Siris' Executive Partners and Advisors are experienced senior operating executives that actively participate in key aspects of the transaction lifecycle to help identify opportunities and drive strategic and operational value. Siris is based in New York, Silicon Valley and West Palm Beach, and has raised nearly $6 billion in cumulative capital commitments. www.siris.com.

Newfold contact details

Media Contact

Nicole Cassis, Vice President-Communications

Nicole.cassis@newfold.com

Clarivate contact details

Media Contact
Amy Bourke Waite, Snr Director, Corporate Communications, Clarivate
newsroom@clarivate.com

Investor Relations Contact
Mark Donohue, Head of Investor Relations
mark.donohue@clarivate.com